UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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TARONIS FUELS, INC.
(Name of Registrant as Specified in Its Charter)

THOMAS WETHERALD TOBIAS WELO MARY PAT THOMPSON SERGEY VASNETSOV ANDREW MCCORMICK
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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 INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS TARONIS SHAREHOLDERS VOTE ON THE CONCERNED SHAREHOLDERS WHITE CONSENT CARD

ISS Highlights the Declining TSR & Lack of Profitability of Taronis and Questions the Board’s Conduct and Independence from Management

NEW YORK, NY – March 29, 2021 – Thomas Wetherald and Tobias Welo (together, the “Concerned Shareholders”, “we”, “our” or “us”), who owned more than 16.2% of the outstanding shares before the Board of Directors’ recent defensive and dilutive entrenchment maneuvers, today announced that ISS has recommended significant change to the Board of Directors (“Board”) of Taronis Fuels, Inc, (OTCQB: TRNF) on the WHITE consent card.  ISS has recommended its clients support the Concerned Shareholders’ consent solicitation by recommending shareholders consent on the WHITE consent card to the bylaw restoration proposal, the declassification proposal, the removal of the supermajority voting proposal, the removal of Robert Dingess, the Chairman and Chair of the audit committee, and the removal of Kevin Pollack, the Chair of the nominating/governance committee.

In its March 26th report, ISS summarized the current state of affairs at Taronis best:

“The company's share price performance, poor operating performance, and structural shortcomings and issues with board composition that have facilitated decisions that do not align with the expectations of shareholders paint a troubling picture of mismanagement.”

ISS also highlighted our concerns around the existing board and its miserable corporate governance:

“TRNF was spun off from Taronis Technologies, Inc. (TRNX; n/k/a BBHC, Inc.) in December 2019. In connection with the event, TRNF adopted a corporate governance structure that does not fully align with the best practices expected by investors. For instance, the board is classified, there are restrictions on the ability of shareholders to amend the bylaws and charter, and there are concerns with board composition. Four of the five directors served alongside each other on the TRNX board. TRNX, which no longer has active operations, was plagued by issues pertaining to internal controls, independence, and compensation, among other matters”.

ISS also acknowledged the stark choice Taronis shareholders have before them:

“the alternative that shareholders are left with is a board and management team that is asking them to place their trust in them, despite declining TSR, a lack of profitability, a history of dilutive capital raises, and questions about the board's conduct and independence from management. The company also continues to have material weaknesses in internal controls, a problem which also plagued four of the five board members while they served at Taronis Technologies.”

ISS, who is bound by its rigid voting guidelines, went on to conclude what we believe is obvious to Taronis shareholders:

“…some shareholders may well opt for greater urgency by electing the full dissident slate, particularly given governance and independence concerns.“

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Under our consent solicitation it is essential that shareholders consent to remove ALL Taronis Directors.  There is no middle ground.  Unless all Taronis directors are removed and five vacancies are created, the election of the Concerned Shareholders Nominees will not occur.  Do not be misled by Scott Mahoney and the Taronis board.

Please return the WHITE consent card today.

Tom Wetherald respectfully disagrees with ISS’ recommendation not to consent to remove all of the directors that have caused significant value destruction at Taronis Technologies and Taronis Fuels, especially since none of our directors can be elected if all of the Taronis directors are not removed.  Shareholders should be aware that, if shareholders only consent to remove the two directors, the Board may still elect to re-appoint them to the Board and Scott Mahoney would still remain as the Company’s Chief Executive Officer.

We Are Already in Contact with Multiple Highly Successful Individuals in the Industrial Gas Industry to Help Identify a Potential Replacement CEO

While ISS guidelines required us to name a new CEO and possibly a new senior management team, Taronis shareholders understand we can’t attract the top talent at CEO that Taronis deserves until the incumbent board with its track record of value destruction, SEC investigations and entrenchment comes to an end.  While we focused on our 100-day transition plan with ISS, fellow shareholders should know we are already in contact with multiple highly successful individuals in the industrial gas industry to help identify a potential replacement CEO with far more relevant and extensive experience and success in industrial gasses than either current CEO Mahoney or any member of the incumbent Board.  We are very optimistic about our ability to recruit a new CEO that can truly take Taronis Fuels to the next level.  We are also prepared to strengthen the executive ranks should any other individuals choose to resign. In addition, we have been contacted by several executives who have reached out and requested to be considered for the board if we are successful. We can confidently tell all shareholders voting on this Written Consent is that we are well positioned to put together a best-in-class management team.

Finally, ISS also added definitive support for our first three proposals on restoring the bylaws, declassifying the board, and reducing the supermajority standard for the removal of directors. ISS strongly supported our first three proposals saying on proposal one “the dissident has made a compelling case for change and there appears to be minimal downside risk to shareholders in approving the request.” On proposal two to declassify the board that “the proposal is warranted given that the proposal would enhance accountability to shareholders… The ability to elect directors is the most important use of the shareholder franchise. All directors should be accountable on an annual basis. A classified board can entrench management and hinder takeover bids or proxy contests. Moreover, annual director elections promote accountability by enabling shareholders to send a timely, targeted message to the board when there are concerns about the actions or inactions of an individual director or a particular board committee”. Finally, on proposal three to eliminate the supermajority vote requirement that “as the elected representatives of shareholders, directors should be accountable in all situations. The proposed amendment would enhance this accountability… the proposal would immediately improve shareholder rights. Support FOR the proposal is therefore warranted”.

If you haven’t returned a WHITE consent card, please do so today.   Do not return any Green revocation cards, even as a protest vote against Scott Mahoney and the Taronis Board, as that will cancel your consent on the WHITE consent card.

Investors:

Saratoga Proxy Consulting LLC
(212) 257-1311
info@saratogaproxy.com

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